Amended Exhibit A

This Amended Exhibit A, amended and restated as of October 21, 2009 for the addition of The Fairholme Focused Income Fund, is Exhibit A to that certain Underwriting Agreement dated January 14, 2009 between Fairholme Funds, Inc., Fairholme Capital Management, L.L.C. (which is a party to the Agreement with respect to Section 5 only) and PFPC Distributors, Inc.

Portfolios

The Fairholme Fund
The Fairholme Focused Income Fund

PFPC DISTRIBUTORS, INC.	FAIRHOLME FUNDS, INC.

By: ______________________________	By: _________________________

Name: ___________________________	Name: _______________________

Title: ____________________________	Title: ________________________

FAIRHOLME CAPITAL MANAGEMENT, L.L.C. (with respect to Section 5 only)

By: _____________________________

Name: ___________________________

Title: ____________________________